Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com
September 14, 2023
National Storage Affiliates Trust
8400 East Prentice Avenue, Ninth Floor
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company"), in connection with a registration statement on Form S-3 (File No. 333-253663) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). We are furnishing this letter to you in connection with the registration by the Company and resale of up to 5,668,128 of the Company's 6.000% Series B cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share (the "Shares") that were issued on March 16, 2023 in a private placement transaction pursuant to an Agreement and Plan of Merger, dated March 16, 2023 (the "Merger Agreement"), by and among the Company, Personal Mini Storage Consolidated I, Inc., NSA PM Holding Company, LLC, a Delaware limited liability company, and the other parties thereto.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates, stockholder questionnaires and other instruments as in our judgment are necessary or appropriate, including resolutions adopted by the board of trustees of the Company (the "Board") relating to the registration, sale and issuance of the Shares (the "Resolutions"). In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format. As to certain factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the (i) Shares were issued pursuant to the terms of the Merger Agreement and (ii) the Company received the consideration for the Shares specified in the resolutions of the Board and a consideration committee of the Board and as such, the Shares are legally issued, fully paid, and nonassessable.

This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland REIT Law, as amended, currently in effect. We express no opinion as to the laws, statutes, ordinances, rules, or regulations of another jurisdiction and we assume no responsibility for the applicability, or effect of such laws, statutes, ordinances, rules, or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "SEC") as an Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus supplement which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP